Exhibit 23
Zurich, 27 October 2009
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or around 28 October 2009) pertaining to the UBS Financial Services Incorporated of Puerto Rico Savings Plus Plan, of our reports dated 5 March 2009 (except for the impact on the consolidated financial statements and notes thereto of the restatements made to the financial statements 2008 as described in note 1b of the 2008 consolidated financial statements, as to which the date is 20 May 2009) with respect to the consolidated financial statements of UBS AG for the year ended 31 December 2008 and the effectiveness of internal control over financial reporting of UBS AG, included in its Annual Report (Form 20-F/A), filed with the Securities and Exchange Commission.
Ernst & Young Ltd

/s/ Andrew McIntyre	/s/ Dr. Andreas Blumer

Andrew McIntyre	Dr. Andreas Blumer
Licensed Audit Expert	Licensed Audit Expert

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